SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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Columbia Sportswear Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
PROPOSAL 2: AMENDMENT OF THIRD RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
FEES PAID TO INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DISCRETIONARY AUTHORITY
SHAREHOLDER PROPOSALS

COLUMBIA SPORTSWEAR COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2002

To the Shareholders of Columbia Sportswear Company:

      The annual meeting of the shareholders of Columbia Sportswear Company, an Oregon corporation, will be held at 3:00 p.m., Pacific Time, on Thursday, May 16, 2002, at Columbia’s headquarters, at 14375 NW Science Park Drive, Portland, Oregon for the following purposes:

      1. Electing seven directors to serve for the following year and until their successors are elected;

2.	Voting on an amendment to the Third Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 125,000,000;

3.	Ratifying the appointment of Deloitte & Touche LLP as the outside auditor for 2002; and

4.	Transacting any other business that properly comes before the meeting.

      Only shareholders of record at the close of business on April 2, 2002 will be entitled to vote at the annual meeting.

      You are requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

Timothy P. Boyle
President and Chief Executive Officer

Portland, Oregon

April 23, 2002

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

       The enclosed proxy is solicited on behalf of the Board of Directors of Columbia Sportswear Company, an Oregon corporation, for use at the annual meeting of shareholders to be held on May 16, 2002 and at any adjournment thereof. The annual meeting will be held at 3:00 p.m., Pacific Time, on Thursday, May 16, 2002, at Columbia’s headquarters, at 14375 NW Science Park Drive, Portland, Oregon.

      The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails and the Internet, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names.

      All valid, unrevoked proxies will be voted at the annual meeting in accordance with the instructions given. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Carl K. Davis, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the meeting. A shareholder who attends the meeting, however, is not required to revoke the proxy and vote in person.

      Upon written request to Carl K. Davis, Secretary, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company’s Annual Report on Form 10-K. The Annual Report on Form 10-K can also be obtained from the website of the Securities and Exchange Commission, at www.sec.gov.

      The mailing address of the principal executive offices of the Company is 14375 NW Science Park Drive, Portland, Oregon, 97229, and its telephone number is (503) 985-4000. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is April 23, 2002.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

      The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is April 2, 2002. On that date there were 39,327,739 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

      The following table sets forth certain information regarding the beneficial ownership as of February 28, 2002 of the Company’s Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

	Shares		Percentage
Beneficial Owner	Beneficially Owned(1)		of Shares

Gertrude Boyle	5,880,795	(2)	14.96%
14375 NW Science Park Drive Portland, Oregon 97229
Timothy P. Boyle	15,748,089	(3)	40.06%
14375 NW Science Park Drive Portland, Oregon 97229
Sarah A. Bany	3,843,733	(4)	9.78%
14375 NW Science Park Drive Portland, Oregon 97229
Don R. Santorufo	352,251	(5)	*
Grant D. Prentice	72,993	(6)	*
Robert G. Masin	57,263	(7)	*
Murrey R. Albers	23,414	(8)	*
Edward S. George	42,494	(9)	*
Walter T. Klenz	5,068	(10)	*
John Stanton	315,246	(11)	*
Putnam Investments, LLC	2,787,677	(12)	7.09%
One Post Office Square Boston, Massachusetts 02109
All directors and executive officers as a group (13 persons)	26,491,194	(13)	66.85%

*	Less than 1%.

(1)	Shares which the person or group has the right to acquire within 60 days after February 28, 2002 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes 577,538 shares held in two grantor retained annuity trusts for which Mrs. Boyle is the income beneficiary.

(3)	Includes (a) 263,680 shares held in trust, of which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, and (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee.

(4)	Includes (a) 177,000 shares held in trust, of which Ms. Bany’s husband is trustee, for the benefit of Ms. Bany’s children, (b) 917,189 shares held in two grantor retained annuity trusts for which Ms. Bany is the income beneficiary and Ms. Bany’s husband and children are beneficiaries of the remainder, (c) 44,445 shares held by Ms. Bany’s husband and (d) 10,026 shares subject to options exercisable within 60 days after February 28, 2002.

(5)	Includes 352,251 shares that vest ratably through December 31, 2004.

(6)	Includes of 72,543 shares subject to options exercisable within 60 days after February 28, 2002.

(7)	Includes 32,586 shares subject to options exercisable within 60 days after February 28, 2002.

(8)	Includes 21,914 shares subject to options exercisable within 60 days after February 28, 2002.

(9)	Includes 28,294 shares subject to options exercisable within 60 days after February 28, 2002.

(10)	Consists of 5,068 shares subject to options exercisable within 60 days after February 28, 2002.

(11)	Includes 21,471 shares subject to options exercisable within 60 days after February 28, 2002.

(12)	Based on information provided in a Schedule 13G dated February 5, 2002, by Putnam Investments, LLC (“PI”), on behalf of itself, Marsh & McLennan Companies, Inc. (“MMC”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). Shares reported as being beneficially owned by MMC (parent holding company of PI) and PI, consist of shares beneficially owned by PIM and PAC, subsidiaries of PI that are investment advisers. These shares in turn include securities beneficially owned by clients of the investment advisers. PIM is adviser to the Putnam family of mutual funds; PAC is adviser to institutional clients. No entity reports sole voting or dispositive power. Both advisers have dispositive power over the shares as investment managers, but each of the mutual funds’ trustees have voting power of the shares held by each fund, and PAC has shared voting power over shares held by the institutional clients. PI reports shared voting power for 223,532 shares and shared dispositive power with respect to 2,787,667 shares; PIM, adviser to the funds, reports shared dispositive power for 2,543,665 shares and no shared voting power; PAC, adviser to institutions, reports shared voting power for 223,532 shares and shared dispositive power for 244,012 shares.

(13)	Includes 311,991 shares subject to options exercisable within 60 days after February 28, 2002.

PROPOSAL 1: ELECTION OF DIRECTORS

      The directors of the Company are elected at each annual meeting to serve until the next annual meeting and until their successors are elected and qualified. Each nominee is now serving as a director of the Company. If a quorum of shareholders is present at the annual meeting, the seven nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. The following table briefly describes the Company’s nominees for directors.

Name, Principal Occupation, and Other Directorships	Age	Director Since

Gertrude Boyle has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988.	78	1970
Timothy P. Boyle joined the Company in 1971 as general manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is Gertrude Boyle’s son.	52	1978
Sarah Bany has served on the Board of Directors since 1988. Ms. Bany is currently the owner and Executive Vice President of Brand Development of Moonstruck Chocolate Company. Between 1979 and August 1998 Ms. Bany held various positions at Columbia Sportswear, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter.	43	1988
Murrey R. Albers became a director of the Company in July 1993. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers chairs the Compensation Committee.	60	1993
Edward S. George became a director of the Company in April 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and CEO of Torrey Pines Bank Between 1991 and 1998 he served as a financial consultant. Mr. George is also a director of First National Bank of San Diego. Mr. George chairs the Audit Committee.	65	1989
Walter T. Klenz became a director in 2000. He has served as Managing Director of Beringer Blass Wine Estates since 2001. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its Board of Directors in August 1997, and he served in those positions prior to the 2000 acquisition of Beringer by Foster’s Brewing Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. He also serves on the Board of Directors of America West Airlines.	56	2000

Name, Principal Occupation, and Other Directorships	Age	Director Since

John Stanton became a director of the Company in July 1997. Since 1992, Mr. Stanton has served as Chairman, Chief Executive Officer and director of Western Wireless Corporation, a publicly held cellular communications company, and its predecessors. Mr. Stanton has also been Chief Executive Officer and Chairman of VoiceStream Wireless since it was formed in 1994, and was a director of VoiceStream from February 1998 to June 2001 when VoiceStream was acquired by Deutsche Telekom. Mr. Stanton served as a director of McCaw Cellular Communications from 1986 to 1994, and as a director of LIN Broadcasting from 1990 to 1994, during which time it was a publicly traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw Cellular, serving as Vice Chairman of the Board of McCaw Cellular from 1988 to September 1991 and as Chief Operating Officer of McCaw Cellular from 1985 to 1988. Mr. Stanton is a member of the board of directors of Advanced Digital Information Corporation. Mr. Stanton chairs the Nominating Committee.	46	1997

Board Meetings and Committees

      The Board of Directors met five times in 2001. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2001. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

      The Audit Committee, which met three times in 2001, consists of Messrs. George, Albers, Stanton and Klenz. A description of Audit Committee activity is set forth below in “Report of the Audit Committee.”

      The Compensation Committee, which met two times in 2001, determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The Compensation Committee consists of Messrs. Albers, George, Stanton and Klenz.

      The Nominating Committee, which periodically reviews the composition of the Board and makes recommendations regarding nominations for director, did not meet in 2001. Shareholders wishing to recommend a prospective nominee for the Board of Directors may do so by following the procedures set forth in the Company’s bylaws, which are summarized below under “Shareholder Nominations for Director.” The Nominating Committee consists of Messrs. Stanton, Albers and George and Ms. Bany.

Compensation of Directors

      Directors who are not officers of the Company receive annual compensation of $20,000 plus $1,000 per meeting attended in addition to reasonable out-of-pocket expenses incurred in attending meetings. Each year Directors who are not officers of the Company receive an option to acquire 5,250 shares of Common Stock and a $2,000 Columbia Sportswear apparel merchandise allowance. Directors are given the opportunity to receive an option grant in lieu of annual cash compensation. In 2001, four of the five non-employee directors elected to receive an option grant to acquire 843 shares of Common Stock in lieu of annual cash compensation.

Recommendation by the Board of Directors

      The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth all compensation paid by the Company for each of the last three years to the Chief Executive Officer and the four other most highly compensated executive officers.

				Long-Term
				Compensation
	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Timothy P. Boyle	2001	$690,000	$1,404,458	—	$14,283	(2)
President and Chief Executive Officer	2000	$660,250	$1,518,000	—	$17,038	(3)
	1999	$450,259	$403,333	—	$16,778	(4)
Don R. Santorufo	2001	$500,673	$925,203	—	$9,294
Executive Vice President and	2000	$495,289	$1,000,000	—	$12,050
Chief Operating Officer	1999	$456,394	$225,000	—	$17,038	(4)
Gertrude Boyle	2001	$675,000	$499,610	—	$9,294
Chairman of the Board	2000	$643,039	$540,000	—	$12,050
	1999	$508,587	$453,842	—	$11,789
Robert G. Masin	2001	$303,188	$224,408	26,250	$13,947	(2)
Senior Vice President, Sales and	2000	$308,463	$242,550	37,500	$16,451	(3)
Merchandising	1999	$290,221	$102,015	8,400	$15,960	(4)
Grant D. Prentice	2001	$290,635	$213,398	26,250	$13,743	(2)
Vice President, General Merchandising	2000	$274,626	$135,358	37,500	$15,146	(3)
Manager Outerwear	1999	$261,836	$90,230	14,400	$14,885	(4)

(1)	Includes the Company’s matching contribution under the Company’s 401(k) savings plan of $5,000 for 1999 and $5,250 for 2000 and 2001, and a profit sharing contribution of $6,789 for 1999, $6,800 for 2000, and $4,044 for 2001.

(2)	Includes $4,989, $4,653, and $4,449 for Messrs. Boyle, Masin and Prentice, respectively, paid in connection with an executive officer disability insurance premium.

(3)	Includes $4,989, $4,401, and $3,096 for Messrs. Boyle, Masin and Prentice, respectively, paid in connection with an executive officer disability insurance premium.

(4)	Includes $4,989, $5,249, $4,171, and $3,096 for Messrs. Boyle, Santorufo, Masin, and Prentice, respectively, paid in connection with an executive officer disability insurance premium.

Stock Option Grants in Last Fiscal Year

      The following table provides information regarding stock options granted in 2001 to the executive officers named in the Summary Compensation Table.

Potential Realizable
Value at Assumed
	Number of	Percentage of			Rates of Annual Stock
	Shares	Options Granted			Price Appreciation
	Underlying	to Employees	Exercise		For Option Term(2)
	Options	During	Price	Expiration
Name	Granted(1)	Fiscal Year	Per Share	Date	5%	10%

Gertrude Boyle	—	—	—	—	—	—
Timothy P. Boyle	—	—	—	—	—	—
Don R. Santorufo	—	—	—	—	—	—
Robert G. Masin	26,250	3.6%	31.354	3/19/11	$517,607	$1,311,718
Grant D. Prentice	26,250	3.6%	31.354	3/19/11	$517,607	$1,311,718

(1)	25% of the options granted to Mr. Masin and Mr. Prentice during 2001 vest and become exercisable on the first anniversary of the date of grant, and the remaining 75% vest and become exercisable ratably over the following 36 months.

(2)	In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or option spreads that would exist for the respective options based on assumed compounded rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the option term

Aggregated Option Exercises and Year-End Option Values

      The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 2001, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 2001, and (iii) the value of in-the-money options, which represents the positive difference between the exercise price of existing stock options and the year-end price of the Common Stock.

Number of Shares
			Underlying		Value of Unexercised
	Number		Unexercised Options		In-the-Money Options
	of Shares		at Fiscal Year-End		at Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gertrude Boyle	—	—	—	—	—	—
Timothy P. Boyle	—	—	—	—	—	—
Don R. Santorufo	—	—	—	—	—	—
Robert G. Masin	40,163	$1,404,136	17,742	69,972	$396,564	$881,939
Grant D. Prentice	78,939	$2,766,326	52,098	92,225	$1,150,543	$1,423,151

(1)	Based on the last sale price of $33.30 per share on December 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to a five-year written lease dated January 1, 1998, each year the Company has paid rent to Gertrude Boyle for use of a portion of its headquarters building. In 2001 the lease payments were $167,932. The Company paid $72,071 to Mrs. Boyle in 2002 and agreed to an early termination of the lease after moving to a new corporate headquarters.

      The Company entered into a five-year lease of a building from the Frank Deggendorfer Trust for $6,250 monthly beginning March 5, 1998. Frank Deggendorfer is Gertrude Boyle’s son-in-law and Timothy P. Boyle’s brother-in-law. Until late 2000, the leased building housed the Company’s Bend, Oregon outlet store. That store has since been relocated, and the Company is seeking another tenant for the building.

      In December 1996 the Company entered into a Deferred Compensation Conversion Agreement with Don Santorufo, Executive Vice President and Chief Operating Officer of the Company, providing for the conversion of deferred compensation units granted under a prior agreement into an aggregate of 2,700,653 shares of the Company’s Common Stock. The agreement provided that approximately 60 percent of those shares vested immediately and the remainder were to vest ratably between 1997 and December 2004. As of December 31, 2001, 352,250 shares were subject to annual vesting through December 2004. In connection with the transaction, the Company loaned Mr. Santorufo approximately $5.7 million (the “Loan”) for payment of related income taxes. The Loan was repaid in full in 1998. The agreement provides that if Mr. Santorufo’s employment is terminated then the unvested shares vest automatically unless Mr. Santorufo is compensated. The amount of such compensation is determined by multiplying the initial Loan balance by a fraction which is equal to the then unvested shares divided by the aggregate shares granted. Under the agreement, the Company provided Mr. Santorufo with bonuses and amounts to cover certain taxes through 1998. In addition, the Company agreed to pay a cash bonus for up to 50% of any additional tax liability that may be imposed on Mr. Santorufo with respect to the compensation received under the agreement. The amount of this cash bonus would be increased to offset taxes owed by Mr. Santorufo as a result of such bonus.

      In connection with the Company’s initial public offering and the termination of the Company’s Subchapter S corporation tax status, the Company entered into a tax indemnification agreement with each of its shareholders, including Gertrude Boyle, Timothy P. Boyle, Sarah Bany, Don Richard Santorufo and certain trusts. The agreements provide that the Company will indemnify and hold harmless each of these shareholders for federal, state, local or foreign income tax liabilities, and costs relating thereto, resulting from any adjustment to the Company’s income that is the result of an increase or change in character of the Company’s income during the period it was treated as a Subchapter S corporation. The agreements also provide that if there is a determination that the Company was not a Subchapter S corporation prior to the offering, the shareholders will pay to the Company certain refunds actually received by them as a result of that determination. In 1998, the Company reimbursed Gertrude Boyle, Timothy Boyle, and Sarah Bany for income taxes and related expenses they were assessed of approximately $330,000, $960,000 and $310,000, respectively, following an audit of the Company’s 1995 and 1996 corporate income tax returns. In 1999, the Company paid taxes on behalf of Gertrude Boyle, Timothy Boyle, Sarah Bany and Don Santorufo, of approximately $19,000, $54,000, $17,000, and $7,000, respectively, for the Company’s income prior to the initial public offering. Amounts paid in 1999 were offset by a corresponding tax refund in 2000 from another jurisdiction related to the same income.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee consists of Murrey R. Albers, Edward S. George, John Stanton and Walter Klenz, all nonemployee directors. No committee member participates in committee deliberations or recommendations relating to his own compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the “Committee”) consists of Messrs. Albers, George, Stanton and Klenz, all non-employee directors. The Committee makes recommendations to the Board regarding compensation for the executive officers of the Company, and administers the executive compensation plans, the Company’s Employee Stock Purchase Plan and the Company’s stock option program, from which stock options are granted periodically to certain executive officers and other employees of the Company.

Compensation Principles and Philosophy

      The Committee believes that leadership and motivation of the Company’s executives are critical to the long-term success of the Company. In support of this philosophy, the Company has adopted an executive compensation policy in which the primary objectives are to provide a total compensation package:

(1) which will allow it to attract and retain key executive officers who are primarily responsible for the long-term success of the Company;

(2) that takes into consideration the compensation practices of comparable companies with whom the Company competes for executive talent;

(3) which will motivate executives to maximize shareholder returns by achieving both short and long-term Company goals.

      The Committee maintains the philosophy that compensation of the Company’s executives should be directly linked to the financial performance of the Company as well as to each executive’s individual contribution. In determining competitive compensation levels, the Committee has engaged independent compensation consultants to analyze base salaries and incentive compensation for executive officers at similarly comparable companies. The Committee generally targets base salary for executives between the 50 to 75th percentile of pay at these comparable companies, depending on levels of experience and responsibility. Most executive salaries were unchanged in 2001 and 2002 and fell within the targeted percentiles at the time established. However, market data for these comparable companies was generally lower in 2002 than in years past, and the average base salary of Columbia executives fell slightly above the 75th percentile of market values.

      Following the Company’s initial public offering, the Committee has put increasing emphasis on aligning compensation with Company performance, by increasing the proportion of executive pay that is “at risk,” offering increased rewards for strong Company and individual performance and reduced returns if performance expectations are not met.

      The total compensation package includes a competitive base salary, incentive bonuses, periodic stock option grants, as well as a 401(k) plan with a Company match, and a Company profit sharing plan.

Compensation Elements

      There are different elements in the Company’s executive compensation program, all determined by individual performance and Company profitability, except for stock option grants which are intended to correlate compensation to stock price performance.

  Base Salary Compensation

      Base salaries for the Chief Executive Officer and other select executive officers have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance and potential for future contributions. The Committee also takes into account competitive factors, including the level of salaries associated with similar positions at businesses that compete with the Company.

  Annual Incentive Compensation

      In 1999, the Board of Directors and shareholders approved the Executive Incentive Compensation Plan. Under the Executive Incentive Compensation Plan, the Committee establishes performance goals, which may include Company revenues or earnings or other Company benchmarks, within 90 days of the beginning of the calendar year. Cash target bonuses for eligible executive officers will be determined by the extent to which the Company attains the established goals and by an assessment of each executive officer’s performance during the year. Specific performance goals to which an eligible executive’s bonus is tied will be at the discretion of the Committee. In each case, the target bonus will be a percentage of the executive’s base salary. Bonuses may exceed the target if performance goals are exceeded. An executive may also receive no bonus for the year if less than a predetermined percentage of the applicable performance goal is met or if the executive’s performance does not meet the Committee’s expectations. Although the Executive Incentive Compensation Plan requires that Company performance goals and target bonuses be established in the first quarter of the year in order to comply with Section 162(M) of the Internal Revenue Code, the Committee is free to exercise “negative discretion” to reduce bonuses from a preset amount. For example, if Company performance would result in a maximum bonus, but individual performance does not meet the Committee’s standards, it could exercise negative discretion to reduce the bonus amount. Under the Executive Incentive Compensation Plan the Committee established a performance goal for the Company for 2001 based on pre-tax income. The Company exceeded its performance goals for fiscal 2001, and each Executive Officer received a cash bonus.

  Stock Options

      Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with the Company and promote shareholder returns. The Company has made periodic stock option grants under the 1997 Stock Incentive Plan to most executive officers. The Company to date has not granted stock options to Timothy P. Boyle, Gertrude Boyle or Don Santorufo, each of whom has a substantial ownership interest in the Company, which provides a long-term performance incentive. Mr. Santorufo previously received long-term incentive compensation in the form of restricted stock that vests ratably over a period of several years, ending in 2004.

      The Committee makes annual stock option grants to certain executives and other select employees. The number of shares in each grant will depend on factors such as the level of base pay and individual performance. Stock options are awarded with an exercise price equal to the fair market value of the Company’s Common Stock at the time of the grant. Options granted in 2001 vest over a period of four years and have ten-year terms. The options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

Other Benefits

      The Company has a 401(k) plan and a profit-sharing plan, which cover substantially all employees with more than ninety days of service. The Company has historically made discretionary matching and non- matching contributions, with the non-matching contributions made in the form of profit sharing. All contributions to the plans are determined by the Board of Directors. In addition, executive officers, other than Timothy and Gertrude Boyle, are eligible to participate in the Company’s 1999 Employee Stock Purchase Plan.

      Other benefits that are offered to key executives are largely those that are offered to the general employee population, with some variation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.

Chief Executive Officer Compensation

      The Committee has determined the compensation for the Chief Executive Officer based on a number of factors. His base salary was determined after a review of his experience, performance and an evaluation of comparable positions at other companies. Under the Executive Incentive Compensation Plan total compensation for Mr. Boyle is tied to the overall financial performance of the Company. For 2001, Mr. Boyle was eligible to receive between 30 percent and 220 percent of his base salary, depending on the Company achieving between 85 and 130 percent of predetermined financial goals. The Company achieved approximately 125 percent of the financial goals, and Mr. Boyle received a bonus of $1,404,458. Mr. Boyle’s 2002 salary of $690,000 is unchanged from 2001, and was established by the Committee after commissioning a review of executive salaries across related industries as well as in the same geographic region. In 2002 Mr. Boyle is again eligible for a performance-based bonus of between 30 percent and 220 percent of his base salary, depending on his performance and on the Company achieving between 85 percent and 130 percent of pre-set financial goals. If the Company’s performance is below 85 percent of the financial goals, Mr. Boyle will receive no bonus under the Executive Incentive Compensation Plan. Because of Mr. Boyle’s substantial ownership interest in the Company, the Committee believes he has an effective long-term incentive tied directly to shareholder return.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company can deduct for compensation paid to any of its most highly paid officers in any year. Depending on individual and Company performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. The Company’s current policy is generally to grant stock options that meet those requirements so that option compensation recognized by an optionee will be fully deductible by the Company. Similarly the Executive Incentive Compensation Plan is intended to provide for fully deductible performance-based compensation.

Members of the Compensation Committee:

Murrey R. Albers — Chairman
Edward S. George
John Stanton
Walter Klenz

REPORT OF THE AUDIT COMMITTEE

      On May 25, 2000, the Board of Directors approved a charter for the Audit Committee, which reflects the standards set forth in SEC regulations and the rules of the Nasdaq Stock Market. Each member of the Audit Committee is “independent,” in accordance with the rules of the Nasdaq Stock Market.

      The Audit Committee’s role is to provide governance, guidance, and oversight regarding financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the auditing, accounting, and financial reporting processes in general. The Audit Committee regularly meets with management and the Company’s outside auditors, Deloitte & Touche LLP, to discuss, among other things the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its outside auditors, including recommending their appointment, reviewing the scope of their services and related fees, and assessing their independence. Specifically, the Audit Committee:

•	Has reviewed and discussed the Company’s audited financial statements with management;

•	Has discussed with the Company’s auditors the matters required to be discussed by Statements on Auditing Standards 61;

•	Has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche its independence;

      Based on the Audit Committee’s review and discussions referenced above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George — Chairman
Murrey R. Albers
John Stanton
Walter Klenz

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return of the Standard & Poor’s SmallCap 600 Index, the S&P Textile (Apparel) Small Index, the S&P 500 Textile (Apparel) Index and the S&P 500 Index for the period commencing March 26, 1998 (the date of the Company’s initial public offering) and ending on December 31, 2001. The graph assumes that $100 was invested in the Company’s Common Stock at the initial public offering price of $18 and each index on March 26, 1998. The table also assumes the reinvestment of dividends, if any. The Company included indices for the S&P 500 and S&P 500 Textile (Apparel) in order to provide shareholders comparisons with companies outside the small capitalization category.

Columbia Sportswear Company

Stock Price Performance
March 26, 1998 [Inception] — December 31, 2001

	03/26/1998	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Columbia Sportswear Co.	$100.00	$93.75	$119.42	$276.39	$277.50
S&P 500 Textile (Apparel)	$100.00	$81.94	$80.35	$95.81	$98.74
S&P Textile (Apparel) Small Cap	$100.00	$66.15	$55.91	$65.93	$71.79
S&P 500 Index	$100.00	$112.96	$136.56	$124.22	$109.50
S&P Small Cap 600 Index	$100.00	$89.17	$100.15	$111.94	$119.20

PROPOSAL 2: AMENDMENT OF THIRD RESTATED ARTICLES OF INCORPORATION

TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors has adopted resolutions approving an amendment to Article II(A) of the Third Restated Articles of Incorporation of the Company that would increase the number of shares of common stock authorized for issuance from 50,000,000 to 125,000,000. In June 2001 the Company effected a 3-for-2 stock split in the form of a stock dividend that increased the Company’s outstanding common stock by 13,063,335 shares. As of December 31, 2001 39,282,921 shares of common stock were issued and outstanding and 4,747,120 shares of common stock were reserved for issuance under the Company’s Stock Incentive Plan and Employee Stock Purchase Plan. As a result, as of December 31, 2001, approximately 5,969,959 shares of the Company’s authorized common stock were available for future corporate purposes. The proposed amendment is designed to enable the Board of Directors to issue additional shares of common stock when, in its judgment, such issuance would benefit the Company, without further action by shareholders. Although the Company has no specific plans, arrangements or understandings to make use of the increased authorized shares, management believes that the ability to issue additional shares without the delay and expense of obtaining shareholder approval can be an advantage to the Company in connection with possible stock splits or stock dividends, in financing, or in pursuing acquisition opportunities. If approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes as the Board of Directors may approve and no further vote of shareholders of the Company will be required. The availability of the additional authorized shares of common stock may have an anti-takeover effect, since the Board of Directors would possess the ability to dilute the position of a major shareholder by issuing additional shares of the same class, which may make a takeover more difficult or less attractive. The board of directors is not aware of any effort to obtain control of the Company, and the proposed amendment is not part of a plan by management to adopt a series of anti-takeover measures.

Recommendation by the Board of Directors

      The Board of Directors recommends that the shareholders vote FOR the proposed amendment to the Restated Articles of Incorporation of the Company. The proposal will be adopted if a quorum is present at the meeting and more shares are cast for the proposal than are cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided in the proxy form. If no instructions are given, proxies will be voted for approval of the proposed amendment.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

      The Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent auditor for the current fiscal year, subject to ratification of the appointment by the shareholders of the Company at the annual meeting. Proxies will be voted in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for approval of Deloitte & Touche LLP as independent auditor. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

      The Board of Directors recommends a vote FOR this proposal.

FEES PAID TO INDEPENDENT AUDITORS

      Audit Fees: Fees for audit and review of Forms 10-K and 10-Q for fiscal 2001 were $252,845.

      Financial Information Systems Design and Implementation Fees: Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

      All Other Fees: Aggregate fees billed for all other services by Deloitte & Touche LLP for the fiscal year ended December 31, 2001 were $1,087,448.

      The Audit Committee has determined that the provision of services described above is consistent with Deloitte & Touche’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all section 16(a) reports they file. Based solely on a review of such reports received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all section 16(a) filing requirements applicable to its executive officers and directors have been complied with, with the exception of one Form 4 which was filed late on behalf of John Stanton, reporting the acquisition of 109,500 shares of common stock in February 2000.

DISCRETIONARY AUTHORITY

      Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company’s Proxy Statement

      A shareholder proposal to be considered for inclusion in proxy materials for the Company’s 2003 annual meeting must be received by the Company not later than December 24, 2002

Shareholder Proposals Not in the Company’s Proxy Statement

      Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s Bylaws, a copy of which is available upon written request to Carl K. Davis, Vice President, General Counsel and Secretary. A shareholder must give timely notice of the proposed business to the Secretary. For purposes of the Company’s 2003 annual meeting, such notice, to be timely, must be received by the Company by January 23, 2003.

Shareholder Nominations for Director

      Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company’s Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding years annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

Timothy P. Boyle
President and Chief Executive Officer

Portland, Oregon

April 23, 2002

PROXY

COLUMBIA SPORTSWEAR COMPANY

Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting May 16, 2002

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Patrick D. Anderson and Carl K. Davis, and each of them, proxies with full power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of Columbia Sportswear Company on May 16, 2002, and at any adjournment thereof, all shares of the undersigned in Columbia Sportswear Company. The proxies are instructed to vote as follows:

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors, for the amendment to the third restated articles of incorporation and for Deloitte & Touche as Independent Auditor. The proxies may vote in their discretion as to other matters that may come before the meeting.

PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

FOLD AND DETACH HERE

Please mark your votes as in this example.

(The Board of Directors recommends a vote FOR Item 1, Item 2 and Item 3.)

			FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1.	Election of Directors				2. Approval of amendment to Third
	Nominees:				Restated Articles of Incorporation to

	01 Gertrude Boyle,	02 Timothy P. Boyle,			increase the number of authorized
	03 Sarah Bany,	04 Murrey R. Albers,			shares of common stock from
	05 Edward S. George,	06 Walter T. Klenz			50,000,000 to 125,000,000.
07 John Stanton
						FOR	AGAINST	ABSTAIN
For, except vote withheld from the following nominee(s):					3. Approval of Deloitte & Touche LLP
as independent auditor.

To facilitate meeting arrangements,
please check here if you plan to attend
the meeting in person.

SIGNATURE(S)________________________________________________________________________________ DATE ________

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.

FOLD AND DETACH HERE